UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                    Commission File No. 0-51014

                               BV Financial, Inc.
                               ------------------
             (Exact name of registrant as specified in its charter)

         7114 North Point Road, Baltimore, Maryland 21219 (410) 477-5000
         ---------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.01
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)     [X]

Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)    [ ]

Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]

Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]

                                   Rule 15d-6              [ ]


     Approximate number of holders of record as of the certification or notice date: 174

     Pursuant to the requirements of the Securities Exchange Act of 1934, BV Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   September 25, 2009        By: /s/ Edmund T. Leonard
                                      ------------------------------------------
                                      Edmund T. Leonard
                                      Chairman of the Board and Chief Financial
                                         Officer